EXHIBIT 99.1

[LOGO OF AXESSTEL]

Investor Relations Contact:

Lippert / Heilshorn & Associates

Kirsten Chapman

(415) 433-3777

kchapman@lhai.com

AXESSTEL ANNOUNCES THIRD QUARTER 2006 RESULTS

-Posts Revenue of $32.1 Million, 90% over Prior Year Period, and Profit of $225,000-

SAN DIEGO, CA – November 8, 2006 – Axesstel, Inc. (AMEX: AFT) today announced results for the third quarter and nine months ended September 29, 2006.

Financial Results

Revenues for the third quarter of 2006 were $32.1 million, compared to $16.9 million in the third quarter of 2005. Gross margin for the third quarter was $6.1 million, or 19 percent of revenue, compared to $1.5 million, or 9 percent of revenue, from the year ago quarter. The company reported net income of $225,000, or $0.01 per diluted share. This compares with a net loss of $4.5 million, or $0.20 per share, in the third quarter of 2005, which included a non-cash write-off of $2.0 million.

For the nine months ended September 30, 2006, the company reported revenues of $65.4 million and net loss of $6.8 million, or $0.30 per share. This compares to revenues of $82.9 million and net loss of $5.6 million, or $0.29 per share for the nine months ended September 30, 2005. The cash and cash equivalents balance was $6.2 million at September 29, 2006.

“Continued growth in Latin America and strong demand for our broadband modem products resulted in a 41 percent increase over the prior quarter in revenue and substantially improved margins,” said Marv Tseu, CEO of Axesstel.

“To support our growth objectives we have significantly strengthened our management capabilities with the hiring of two executives,” said Tseu. “Murray Kawchuck, senior vice president of sales and corporate marketing, will focus on enhancing our global sales presence. Stephen Sek, chief technology officer, will be responsible for shaping the technology direction of the company’s product line as it moves more deeply into data products for commercial and residential use.

“Having strengthened our relationships in Asia and India, we expect to see an up-tick in revenues from that region going into the fourth quarter,” Tseu added. “In Latin America, during the third quarter we experienced record modems sales in preparation for the holidays; and in the fourth quarter we expect modem sales to continue to be strong, but less than the third quarter.”

“Looking ahead, we expect fourth quarter revenues of approximately $30 million to $32 million with margins in the 15 percent range based on product mix. Our 2006 revenue guidance is approximately $95 million to $97 million. In 2007, we expect the typical seasonality in the first half of the year and our goal is to sustain a consistent quarterly revenue run rate in the $30 million range. In the second half of the year, we expect significant growth in revenue run rates, as EV-DO rollouts occur in Asia and we expand our GSM footprint,” stated Tseu.

Recent Highlights

Significant developments recently and in the third quarter 2006 include:

•	Received $1.8 million purchase order from large China-based infrastructure provider for EV-DO Modems destined for Africa.

•	Announced development of MV400 Series of 3G Wireless Broadband Gateways which combines CDMA2000 1xEV-DO Rev A broadband data, a Wi-Fi router and four port Ethernet switch in one plug-and-play networking device.

•	Announced availability of PX Series Fixed Wireless Desktop Phones, a cost reducing redesign of the successful P-Series product. The PX Series phones are designed for consumers looking to access voice calling and data services.

•	Awarded two patents: One covers hybrid or converged solutions that can support multiple combinations of wireless and wire-line telecommunications technologies in one device and another that covers solutions that combine two-way voice and data communications as well as one-way receipt of broadcast audio-visual signals in one fixed wireless multi-media communications device.

•	Entered into an amendment of its receivables-based credit facility with Silicon Valley Bank, which was extended for a two-year term and expanded to $20 million in November.

Conference Call

Axesstel will host a conference call at 1:30 p.m. PT (4:30 p.m. ET) today to discuss its third quarter results. Participating in the call will be Marv Tseu, chief executive officer; and Patrick Gray, senior vice president finance and corporate controller.

The call is being webcast and can be accessed from the “Investor Relations” section of the company’s website at http://www.axesstel.com. If you do not have Internet access, please dial the following number five to ten minutes prior to the scheduled conference call time: 1-877-707-9631. International callers should dial 00-1-785-2422. There is no pass code required for this call.

If you are unable to participate in the call at this time, the webcast will be archived on the Axesstel website. In addition, a telephonic replay will be available on November 8 at 7:00 p.m. until November 10 at 11:59 p.m. To access the replay, please dial 1-800-723-0488. International callers should dial 00-1-402-220-2651. There is no pass code required for this call.

About Axesstel

Axesstel (AMEX: AFT) is a leader in the design and development of fixed wireless voice and broadband data products. Axesstel’s product portfolio includes fixed wireless desktop phones, public call office phones, voice/data terminals, broadband modems and 3G gateways for access to voice calling and high-speed data services. The company delivers innovative fixed wireless solutions to leading telecommunications operators and distributors worldwide. Axesstel is headquartered in San Diego, California and has a research and development center in Seoul, South Korea. For more information on Axesstel, visit www.axesstel.com.

© 2006 Axesstel, Inc. All rights reserved. The Axesstel logo is a trademark of Axesstel, Inc.

Forward-Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above include forward-looking statements relating to revenues, margins and profitability as well as anticipated cost reductions, manufacturing efficiencies, expected product introductions, and potential customers and markets which may affect future results and future viability. Axesstel wishes to caution readers that actual results could differ materially from those suggested by the forward-looking statements due to risks and uncertainties and a number of important factors. Those factors include, but are not limited to, the risk of delays in the adoption of new technologies in developing markets; the lack of continued acceptance or growth of fixed wireless products in target markets; the possibility that networks that can support our broadband products will not be widely deployed; competition for contracts with our large telecommunication carrier customers; the risks of dependence on a limited number of those customers; the requirement for end users to accept our products and technologies; our dependence on limited or sole source suppliers; the possibility of unforeseen manufacturing difficulties; and other risk factors and information contained in Axesstel’s filings with the Securities and Exchange Commission, such as the rapidly changing nature of technology, evolving industry standards, and frequent introductions of new products and enhancements by competitors; the competitive nature of the markets for Axesstel’s products; Axesstel’s need to gain market acceptance for its products; Axesstel’s need to attract and retain skilled personnel; potential intellectual property-related litigation, and Axesstel’s dependence on a few significant customers. All forward-looking statements are qualified in their entirety by this cautionary statement, and Axesstel undertakes no obligation to revise or update this press release to reflect events or circumstances occurring after this press release.

Tables to follow

AXESSTEL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the three months ended		For the nine months ended
	September 29, 2006	September 30, 2005	September 29, 2006	September 30, 2005
Net revenues	$32,078,444	$16,898,645	$65,381,743	$82,878,654
Cost of goods sold	25,943,367	15,431,514	56,377,138	73,332,879

Gross margin	6,135,077	1,467,131	9,004,605	9,545,775
Operating expenses:
Research and development	1,722,482	1,441,002	4,269,598	4,172,514
Selling, general and administrative	4,292,320	2,619,990	10,960,646	8,414,776
Impairment of assets	(116,585)	—	1,147,669	$—

Total operating expenses	5,898,217	4,060,992	16,377,913	12,587,290

Operating income (loss)	236,860	(2,593,861)	(7,373,308)	(3,041,515)
Other income (expense):
Interest and other income	194,746	127,860	941,823	341,427
Interest and other expense	(206,169)	(14,771)	(343,606)	(812,733)

Total other income (expense)	(11,423)	113,089	598,217	(471,306)

Income (loss) before provision for income taxes	225,437	(2,480,772)	(6,775,091)	(3,512,821)
Provision for income taxes	—	2,017,715	—	2,046,752

Net income (loss)	225,437	(4,498,487)	(6,775,091)	(5,559,573)
Earnings (loss) per share:
Basic	$0.01	($0.20)	($0.30)	($0.29)

Diluted	$0.01	($0.20)	($0.30)	($0.29)

Weighted average shares outstanding:
Basic	22,750,172	22,325,978	22,662,033	19,420,945

Diluted	23,058,982	22,325,978	22,662,033	19,420,945

AXESSTEL, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

ASSETS
	September 29, 2006	December 31, 2005
Current assets:
Cash and cash equivalents	$6,213,055	$9,161,502
Accounts receivable	27,999,940	13,696,081
Deferred tax assets Inventory	1,607,614	3,314,019
Prepayments and other current assets	988,614	1,749,139

Total current assets	36,809,223	27,920,741
Property and equipment, net	1,950,608	3,709,351
Other assets:
License, net	3,045,942	3,674,592
Goodwill	385,564	385,564
Other, net	1,204,762	860,520

Total other assets	4,636,268	4,920,676

Total assets	$43,396,099	$36,550,768

LIABILITIES AND STOCKHOLDERS’ EQUITY
	September 29, 2006	December 31, 2005
Current liabilities:
Accounts payable	$17,511,594	$8,610,622
Bank financing	7,211,444	7,239,000
Accrued commissions	1,737,794	28,624
Accrued royalties	1,409,000	569,561
Accrued warranties	550,000	558,400
Accrued expenses and other current liabilities	2,778,974	1,583,286

Total current liabilities	31,198,806	18,589,493
Long-term liabilities:
Other long-term liabilities	3,056,350	2,500,000

Total long-term liabilities	3,056,350	2,500,000
Stockholders’ equity	9,140,943	15,461,275

Total liabilities and stockholders’ equity	$43,396,099	$36,550,768